Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement (No. 333-122826) on Form S-4 of Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC of our report dated August 25, 2005, except for Note 17h as to which the date is September 19, 2005 and Note 17i as to which the date is September 21, 2005 relating to the financial statements and financial statement schedule of Hexion Specialty Chemicals, Inc., which appear in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Columbus, Ohio

December 27, 2005